                                                                                                                        Exhibit 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580            FAX (713) 651-0849

1100 LOUISIANA    SUITE 4600HOUSTON, TEXAS 77002-5294TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference of our report, delivered to ZaZa Energy Corporation (the “Company”) on March 1, 2013, relating to estimates of proved and probable reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company, as of December 31, 2012 (the “Reserves Report”), in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, to be filed with the U.S. Securities and Exchange Commission.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

April 1, 2013